UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 4, 2015
(Date of Earliest Event Reported)

LINCOLN EDUCATIONAL SERVICES CORPORATION

(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Executive Drive, Suite 340, West Orange, New Jersey  07052

(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 4, 2015, Lincoln Educational Services Corporation (the “Company”), as borrower, and certain of its wholly-owned subsidiaries, as guarantors, entered into a Fourth Amendment and Waiver to Credit Agreement (the “Fourth Amendment”) of the Company’s secured revolving credit agreement, dated April 5, 2012, among the Company, certain of its wholly-owned subsidiaries and a syndicate of four lenders led by Bank of America, N.A., as administrative agent (in such capacity, the “Agent”), swing line lender and letter of credit issuer, as previously amended on each of June 18, 2013, December 20, 2013 and December  29, 2014 (collectively, the “Credit Facility”).

The Fourth Amendment extends the term of the Credit Facility from April 5, 2015 until April 5, 2016 and maintains $20 million as the aggregate principal amount available under the Credit Facility; provided, however, that the revolving commitments available for use other than for the issuance of letters of credit under the Credit Facility have been reduced to $12 million and, during the period commencing on December 1, 2015 through January 15, 2016, the Company is required to reduce the outstanding revolving loans (other than letter of credit obligations) to $0.

Amounts borrowed under the Credit Facility shall continue to bear interest, at the Company’s option, at either (i) an interest rate based on LIBOR (or the rate of 1.00%, if greater) and adjusted for any reserve percentage obligations under Federal Reserve Bank regulations (the “Eurodollar Rate”) for specified interest periods or (ii) the Base Rate (as defined under the Credit Facility), in each case, plus an applicable margin rate as determined under the Credit Agreement.  The “Base Rate”, as defined under the Credit Facility, is the highest of (a) the rate of interest announced from time to time by Bank of America, N.A. as its prime rate, (b) the Federal Funds rate plus 0.50% and (c) a daily rate equal to the one-month LIBOR rate plus 1.0%.  The Fourth Amendment re-sets the margin interest rate for (a) Base Rate loans as (i) 11.00% from March 4, 2015 through April 15, 2015, (ii) 14.00% from April 16, 2015 through May 31, 2015 and (iii) 17.00% from June 1, 2015 and thereafter and (b) Eurodollar Rate loans as (i) 12.00% from March 4, 2015 through April 15, 2015, (ii) 15.00% from April 16, 2015 through May 31, 2015 and (iii) 18.00% from June 1, 2015 and thereafter. Pursuant to the Fourth Amendment, the Company is required to pay on a quarterly basis a commitment fee equal to the amount of the then unused availability under the Credit Facility multiplied by (i) 5.00%, from March 4, 2015 through April 15, 2015, (ii) 6.00%, from April 16, 2015 through May 31, 2015 and (iii) 7.00% from June 1, 2015 and thereafter.  The Fourth Amendment also modifies the Credit Facility’s consolidated leverage and fixed charge coverage ratios.

The Fourth Amendment includes a waiver by the Agent and the lenders of an event of default that resulted from the Company’s failure to comply with the consolidated leverage ratio for the Credit Facility as of the period ended December 31, 2014.

In connection with the effectiveness of the Fourth Amendment, the Company paid to the Agent, for the benefit of the lenders, an amendment fee of $200,000.  Also, the Company is required to pay as additional amendment fees the following amounts on the following dates: (i) .50% of the revolving commitments outstanding on April 16, 2015; (ii) .50% of the revolving commitments outstanding on June 1, 2015; (iii) 1.00% of the revolving commitments outstanding on September 30, 2015; and (iv) 1.00% of the revolving commitments outstanding on December 31, 2015; provided, however, that no additional amendment fee will be due and owing on any such date in the event that the Credit Facility has been terminated, and all amounts due and owing under the Credit Facility repaid in full, on or prior to such date.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1
Fourth Amendment and Waiver to Credit Agreement dated as of March 4, 2015 among Lincoln Educational Services Corporation, the Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 10, 2015

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Kenneth M. Swisstack
Name: Kenneth M. Swisstack
Title: General Counsel